EXHIBIT 99.1

Willis Towers Watson Reports Solid First Quarter 2020 Earnings

Withdrawing Guidance Due to COVID-19 Uncertainties

  Total revenue1 increased 7% to $2.5 billion with constant currency growth of 8% and organic growth of 4%

  Diluted Earnings per Share were $2.34 for the quarter, up 6% over prior year

  Adjusted Diluted Earnings per Share were $3.34 for the quarter, up 12% over prior year

  Income from Operations was $360 million or 14.6% of revenue, down 90 basis points over prior year

  Adjusted Operating Income was $525 million or 21.3% of revenue, flat compared to prior year

ARLINGTON, Va. and LONDON, April 30, 2020 (GLOBE NEWSWIRE) -- Willis Towers Watson (NASDAQ: WLTW) (the “Company”), a leading global advisory, broking and solutions company, today announced financial results for the first quarter ended March 31, 2020.

“Willis Towers Watson executed well in the first quarter while navigating the unprecedented challenges brought on by the COVID-19 pandemic,” said John Haley, Willis Towers Watson’s chief executive officer. “I would like to personally acknowledge and thank our colleagues for remaining steadfast in supporting our clients and each other through a very challenging environment. We are dealing with extraordinary times, but I am pleased to say our resilience, experience and business continuity plans have enabled us to operate at a high level globally, and we believe we remain well-positioned to manage through this difficult period, while continuing to serve our clients, engage our colleagues and deliver value for our shareholders."

First Quarter Company Highlights

Revenue was $2.47 billion for the first quarter of 2020, an increase of 7% (8% increase constant currency and 4% organic) as compared to $2.31 billion for the same period in the prior year.

Income from operations for the first quarter was $360 million, or 14.6% of revenue, a decrease of 90 basis points compared to the first quarter of the prior year. Adjusted operating income was $525 million, or 21.3% of revenue, flat compared to the first quarter of the prior year. Net income attributable to Willis Towers Watson for the first quarter of 2020 was $305 million, an increase of 6% from $287 million for the prior-year first quarter. For the quarter, diluted earnings per share were $2.34 and adjusted diluted earnings per share were $3.34. Net income attributable to Willis Towers Watson and diluted earnings per share for the first quarter of 2020 included pre-tax $9 million of transaction and integration expenses mostly related to the pending business combination with Aon plc. The U.S. GAAP tax rate for the quarter was 20.0%, and the adjusted income tax rate for the quarter used in calculating adjusted diluted earnings per share was 20.4%.

Net income for the first quarter of 2020 was $313 million, or 12.7% of revenue, an increase from net income of $293 million, or 12.7% of revenue for the prior-year first quarter. Adjusted EBITDA for the first quarter of 2020 was $680 million, or 27.6% of revenue, an increase from Adjusted EBITDA of $601 million, or 26.0% of revenue. The first quarter is seasonally strong due to the renewal periods for some lines of business.

Cash flows from operating activities for the quarter ended March 31, 2020 were $23 million compared to negative $47 million for the prior-year first quarter. Free cash flow for the quarters ended March 31, 2020 and 2019 was ($43) million and ($104) million, respectively. During the quarter ended March 31, 2020, the Company had no share repurchase activity.

Risks and Uncertainties Related to the COVID-19 Pandemic

The extent to which COVID-19 impacts our business and financial position will depend on future developments, which are difficult to predict, including the severity and scope of the COVID-19 outbreak as well as the types of measures imposed by governmental authorities to contain the virus or address its impact and the duration of those actions and measures. The COVID-19 pandemic did not have a material adverse impact to our financial results for the first quarter of fiscal 2020; however, we expect that the impact of COVID-19 on general economic activity could negatively impact our revenue and operating results for the remainder of 2020. We continue to closely monitor the spread and impact of COVID-19 while adhering to government health directives. We have thorough business continuity and incident management processes in place that have been activated. We are prioritizing the safety and wellbeing of our colleagues. We are communicating frequently with clients and critical vendors, while meeting our objectives via remote working capabilities, overseen and coordinated by our incident management response team. For additional information on the risks posed by COVID-19, see additional disclosures in the Company’s Periodic Report on Form 10-Q for the quarter ended March 31, 2020 and the Company’s Current Report on Form 8-K filed on April 30, 2020.

____________________
1 The revenue amounts included in this release are presented on a U.S. GAAP basis except where stated otherwise. The segment discussion is on an organic basis.

Segment Highlights

Human Capital & Benefits

The Human Capital & Benefits (HCB) segment had revenue of $850 million, an increase of 3% (4%increase constant currency and 4% increase organic) from $829 million in the prior-year first quarter. On an organic basis, Health and Benefits delivered strong revenue growth, driven by increased consulting and brokerage services, growth in specialty products, and continued expansion of our client portfolio for both local and global appointments. Retirement revenue grew moderately as a result of increased project work in Great Britain. The remainder of the segment’s revenue growth was generated by increased demand for project work and product sales in our Technology and Administration Solutions and Talent and Rewards businesses. The HCB segment had an operating margin of 25.0%, as compared to 24.7% for the prior-year first quarter.

Corporate Risk & Broking

The Corporate Risk & Broking (CRB) segment had revenue of $739 million, an increase of 2% (4%increase constant currency and 4% increase organic) from $728 million in the prior-year first quarter. On an organic basis, North America led the segment, followed by Western Europe, primarily with new business generation along with strong renewals. A gain recorded in connection with a sale in North America also contributed to the segment’s growth. The revenue increase was partially offset by declines in Great Britain and International, due to a change in the remuneration model for certain lines of business. This change, which is neutral to operating income, results in lower revenue and an equal reduction to salaries and benefits expense. Absent this change, both Great Britain and International’s revenue increased, primarily as a result of new business. The CRB segment had an operating margin of17.2%, as compared to 17.4% for the prior-year first quarter.

Investment, Risk & Reinsurance

The Investment, Risk & Reinsurance (IRR) segment had revenue of $615 million, an increase of 4% (6%increase constant currency and 5% increase organic) from $589 million in the prior-year first quarter. On an organic basis, all lines of business contributed to the growth. Reinsurance and Wholesale growth was driven by new business wins and favorable renewal factors while Insurance Consulting and Technology revenue grew from strong technology sales. Max Matthiessen revenue increased as a result of overall growth in net commissions. Revenue growth in the Investment businesses was a result of client wins. The IRR segment had an operating margin of 45.1%, as compared to 42.7% for the prior-year first quarter.

Benefits Delivery & Administration

The Benefits Delivery & Administration (BDA) segment had revenue of $231 million, an increase of 71% (71%increase constant currency and 1% increase organic) from $135 million in the prior-year first quarter. BDA’s organic growth continued to be led by its expanded client base and increased demand for project work in the mid-market and large-market spaces. On July 30, 2019, the Company acquired TRANZACT, which operates as part of the BDA segment. In the first quarter, TRANZACT generated revenue of $95 million. The BDA segment had an operating margin of negative 4.7%, as compared to negative 15.3% for the prior-year first quarter.

2020 Guidance Update

Due to the uncertainties caused by the COVID-19 pandemic, Willis Towers Watson is withdrawing (and consequently fully disclaims) its full-year 2020 guidance. The Company will re-assess, at a future date, whether we may be able to provide guidance once we have a clearer understanding of the depth, duration, and geographic reach of the pandemic. We cannot predict how long this situation will last and we’re focused on maintaining a strong balance sheet, liquidity, and financial flexibility.

Conference Call

The Company will host a live webcast and conference call to discuss the financial results for the first quarter. It will be held on Thursday, April 30, 2020, beginning at 9:30 a.m. Eastern Time, and can be accessed via the Internet at www.willistowerswatson.com. The replay of the call will be available shortly after the live call for a period of three months. A telephonic replay of the call will also be available for 24 hours at 404-537-3406, conference ID 5575899.

About Willis Towers Watson

Willis Towers Watson (NASDAQ: WLTW) is a leading global advisory, broking and solutions company that helps clients around the world turn risk into a path for growth. With roots dating to 1828, Willis Towers Watson has more than 45,000 employees and services clients in more than 140 countries. We design and deliver solutions that manage risk, optimize benefits, cultivate talent, and expand the power of capital to protect and strengthen institutions and individuals. Our unique perspective allows us to see the critical intersections between talent, assets and ideas — the dynamic formula that drives business performance. Together, we unlock potential. Learn more at willistowerswatson.com.

Willis Towers Watson Non-GAAP Measures

In order to assist readers of our consolidated financial statements in understanding the core operating results that Willis Towers Watson’s management uses to evaluate the business and for financial planning, we present the following non-GAAP measures: (1) Constant Currency Change, (2) Organic Change, (3) Adjusted Operating Income/Margin, (4) Adjusted EBITDA/Margin, (5) Adjusted Net Income, (6) Adjusted Diluted Earnings Per Share, (7) Adjusted Income Before Taxes, (8) Adjusted Income Taxes/Tax Rate and (9) Free Cash Flow.

The Company believes that these measures are relevant and provide useful information widely used by analysts, investors and other interested parties in our industry to provide a baseline for evaluating and comparing our operating performance, and in the case of free cash flow, our liquidity results.

Within these measures referred to as ‘adjusted’, we adjust for significant items which will not be settled in cash, or which we believe to be items that are not core to our current or future operations. Some of these items may not be applicable for the current quarter, however they are expected to be part of our full-year results. These items include the following:

  Transaction and integration expenses - Management believes it is appropriate to adjust for transaction and integration expenses when they relate to a specific significant program with a defined set of activities and costs that are not expected to continue beyond a defined period of time, or significant acquisition-related transaction expenses. We believe the adjustment is necessary to present how the Company is performing, both now and in the future when the incurrence of these costs will have concluded.

  Gains and losses on disposals of operations - Adjustment to remove the gain or loss resulting from disposed operations.

  Pension settlement and curtailment gains and losses - Adjustment to remove significant pension settlement and curtailment gains and losses to better present how the Company is performing.

  Abandonment of long-lived asset - Adjustment to remove the depreciation expense resulting from internally-developed software that was abandoned prior to being placed into service.

  Provisions for significant litigation - We will include provisions for litigation matters which we believe are not representative of our core business operations.

  Tax effects of internal reorganization - Relates to the U.S. income tax expense resulting from the completion of internal reorganizations of the ownership of certain businesses that reduced the investments held by our U.S.-controlled subsidiaries.

We evaluate our revenue on an as reported (U.S. GAAP), constant currency and organic basis. We believe presenting constant currency and organic information provides valuable supplemental information regarding our comparable results, consistent with how we evaluate our performance internally.

Willis Towers Watson considers Constant Currency Change, Organic Change, Adjusted Operating Income/Margin, Adjusted EBITDA/Margin, Adjusted Net Income, Adjusted Diluted Earnings Per Share, Adjusted Income Before Taxes, Adjusted Income Taxes/Tax Rate and Free Cash Flow to be important financial measures, which are used to internally evaluate and assess our core operations and to benchmark our operating and liquidity results against our competitors. These non-GAAP measures are important in illustrating what Willis Towers Watson’s comparable operating and liquidity results would have been had the Company not incurred transaction-related and non-recurring items. Willis Towers Watson’s non-GAAP measures and their accompanying definitions are presented as follows:

Constant Currency Change – Represents the year-over-year change in revenue excluding the impact of foreign currency fluctuations. To calculate this impact, the prior year local currency results are first translated using the current year monthly average exchange rates. The change is calculated by comparing the prior year revenue, translated at the current year monthly average exchange rates, to the current year as reported revenue, for the same period. We believe constant currency measures provide useful information to investors because they provide transparency to performance by excluding the effects that foreign currency exchange rate fluctuations have on period-over-period comparability given volatility in foreign currency exchange markets.

Organic Change – Excludes the impact of fluctuations in foreign currency exchange rates, as described above and the period-over-period impact of acquisitions and divestitures on current-year revenue. We believe that excluding transaction-related items from our U.S. GAAP financial measures provides useful supplemental information to our investors, and it is important in illustrating what our core operating results would have been had we not included these transaction-related items, since the nature, size and number of these translation-related items can vary from period to period.

Adjusted Operating Income/Margin – Income from operations adjusted for amortization, transaction and integration expenses and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results. Adjusted operating income margin is calculated by dividing adjusted operating income by revenue. We consider adjusted operating income/margin to be important financial measures, which are used internally to evaluate and assess our core operations and to benchmark our operating results against our competitors.

Adjusted EBITDA/Margin – Net Income adjusted for provision for income taxes, interest expense, depreciation and amortization, transaction and integration expenses, (gain)/loss on disposal of operations and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results. Adjusted EBITDA Margin is calculated by dividing adjusted EBITDA by revenue. We consider adjusted EBITDA/margin to be important financial measures, which are used internally to evaluate and assess our core operations, to benchmark our operating results against our competitors and to evaluate and measure our performance-based compensation plans.

Adjusted Net Income – Net Income Attributable to Willis Towers Watson adjusted for amortization, transaction and integration expenses, gains and losses on disposal of operations and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results and the related tax effect of those adjustments and the tax effects of internal reorganizations. This measure is used solely for the purpose of calculating adjusted diluted earnings per share.

Adjusted Diluted Earnings Per Share – Adjusted Net Income divided by the weighted-average number of shares of common stock, diluted. Adjusted diluted earnings per share is used to internally evaluate and assess our core operations and to benchmark our operating results against our competitors.

Adjusted Income Before Taxes – Income from operations before income taxes adjusted for amortization, transaction and integration expenses, gains and losses on disposal of operations and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results. Adjusted income before taxes is used solely for the purpose of calculating the adjusted income tax rate.

Adjusted Income Taxes/Tax Rate – Provision for income taxes adjusted for taxes on certain items of amortization, transaction and integration expenses, gains and losses on disposal of operations, the tax effects of internal reorganizations, and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results, divided by adjusted income before taxes. Adjusted income taxes is used solely for the purpose of calculating the adjusted income tax rate. Management believes that the adjusted income tax rate presents a rate that is more closely aligned to the rate that we would incur if not for the reduction of pre-tax income for the adjusted items and the tax effects of internal reorganizations, which are not core to our current and future operations.

Free Cash Flow – Cash flows from operating activities less cash used to purchase fixed assets and software for internal use. Free Cash Flow is a liquidity measure and is not meant to represent residual cash flow available for discretionary expenditures. Management believes that free cash flow presents the core operating performance and cash-generating capabilities of our business operations.

These non-GAAP measures are not defined in the same manner by all companies and may not be comparable to other similarly titled measures of other companies. Non-GAAP measures should be considered in addition to, and not as a substitute for, the information contained within our condensed consolidated financial statements.

Reconciliations of these measures are included in the accompanying tables with the following exception.

The Company does not reconcile its forward-looking non-GAAP financial measures to the corresponding U.S. GAAP measures, due to variability and difficulty in making accurate forecasts and projections and/or certain information not being ascertainable or accessible; and because not all of the information, such as foreign currency impacts necessary for a quantitative reconciliation of these forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP financial measure, is available to the Company without unreasonable efforts. For the same reasons, the Company is unable to address the probable significance of the unavailable information. The Company provides non-GAAP financial measures that it believes will be achieved, however it cannot accurately predict all of the components of the adjusted calculations and the U.S. GAAP measures may be materially different than the non-GAAP measures.

Willis Towers Watson Forward-Looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements and other forward-looking statements in this document by words such as “may”, “will”, “would”, “expect”, “anticipate”, “believe”, “estimate”, “plan”, “intend”, “continue”, or similar words, expressions or the negative of such terms or other comparable terminology. These statements include, but are not limited to, such things as our outlook, impact of the COVID-19 coronavirus on our business, our pending business combination with Aon plc, future capital expenditures, ongoing working capital efforts, future share repurchases, growth in revenue, the impact of changes to tax laws on our financial results, existing and evolving business strategies and acquisitions (including the acquisitions of TRANZACT and Unity Group) and dispositions, demand for our services and competitive strengths, goals, the benefits of new initiatives, growth of our business and operations, our ability to successfully manage ongoing organizational and technology changes, including investments in improving systems and processes, and plans and references to future successes, including our future financial and operating results, plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of Willis Towers Watson’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. All forward-looking disclosure is speculative by its nature.

There are important risks, uncertainties, events and factors that could cause our actual results or performance to differ materially from those in the forward-looking statements contained herein, including the following: the ability of the company to successfully establish, execute and achieve its global business strategy as it evolves; changes in demand for our services, including any decline in consulting services, defined benefit pension plans or the purchasing of insurance; changes in general economic, business and political conditions, including changes in the financial markets; the risk that the COVID-19 coronavirus materially and adversely impacts the demand for our products and services and cash flow, and/or continues to materially impact our business operations; the risks relating to our pending business combination with Aon plc announced in March 2020, including, among others, our ability to consummate the transaction, including on the terms of the business combination agreement, on the anticipated timeline, and/or with the required shareholder and regulatory approvals; significant competition that the company faces and the potential for loss of market share and/or profitability; the impact of seasonality and differences in timing of renewals; failure to protect client data or breaches of information systems or insufficient safeguards against cybersecurity breaches or incidents; the risk of increased liability or new legal claims arising from our new and existing products and services, and expectations, intentions and outcomes relating to outstanding litigation; the risk the Stanford litigation settlement approval will be overturned on appeal, the risk that the Stanford bar order may be challenged in other jurisdictions, and the risk that the charge related to the Stanford settlement may not be deductible; the risk of material adverse outcomes on existing litigation or investigation matters; changes in the regulatory environment in which the company operates, including, among other risks, the impact of pending competition law and regulatory investigations; various claims, government inquiries or investigations or the potential for regulatory action; the company’s ability to make divestitures or acquisitions and its ability to integrate or manage such acquired businesses (including the recently completed acquisitions of TRANZACT and Unity Group); our ability to integrate direct-to-consumer sales and marketing solutions with our existing offerings and solutions; the ability to comply with complex and evolving regulations related to data privacy and cyber security; the ability to successfully manage ongoing organizational changes, including investments in improving systems and processes; disasters or business continuity problems; the impact of Brexit; our ability to successfully enhance our billing, collection and other working capital efforts, and thereby increase our free cash flow; the potential impact of the change in the method for determining LIBOR; the ability of the company to properly identify and manage conflicts of interest; reputational damage, including from association with third parties; reliance on third-party services; the loss of key employees; doing business internationally, including the impact of exchange rates; compliance with extensive government regulation; the risk of sanctions imposed by governments, or changes to associated sanction regulations; our ability to effectively apply technology, data and analytics changes for internal operations, maintaining industry standards and meeting client preferences; changes and developments in the insurance industry or the United States healthcare system, including those related to Medicare; the risk that the company may not be able to repurchase the intended number of outstanding shares due to M&A activity or investment opportunities, market or business conditions, or other factors; the inability to protect the company’s intellectual property rights, or the potential infringement upon the intellectual property rights of others; fluctuations in the company’s pension assets and liabilities; the company’s capital structure, including indebtedness amounts, the limitations imposed by the covenants in the documents governing such indebtedness and the maintenance of the financial and disclosure controls and procedures of each; the ability of the company to obtain financing on favorable terms or at all; adverse changes in the credit ratings of the company; the impact of recent changes to U.S. tax laws, including on our effective tax rate, and the enactment of additional, or the revision of existing, state, federal, and/or foreign regulatory and tax laws and regulations; U.S. federal income tax consequences to U.S. persons owning at least 10% of the company’s shares; changes in accounting principles, estimates or assumptions; fluctuation in revenue against the company’s relatively fixed or higher than expected expenses; the laws of Ireland being different from the laws of the United States and potentially affording less protections to the holders of our securities; and the company's holding company structure potentially preventing it from being able to receive dividends or other distributions in needed amounts from our subsidiaries. These factors also include those described under “Risk Factors” in the company’s most recent 10-K filing and subsequent filings filed with the SEC.

Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of these assumptions, and therefore also the forward-looking statements based on these assumptions, could themselves prove to be inaccurate. In light of the significant uncertainties inherent in the forward-looking statements included in this document, our inclusion of this information is not a representation or guarantee by us that our objectives and plans will be achieved.

Our forward-looking statements speak only as of the date made and we will not update these forward-looking statements unless the securities laws require us to do so. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this document may not occur, and we caution you against relying on these forward-looking statements.

Contact

INVESTORS
Rich Keefe | +1 215 246 3961 | Rich.Keefe@willistowerswatson.com

WILLIS TOWERS WATSON
Supplemental Segment Information
(In millions of U.S. dollars)
(Unaudited)

REVENUE
				Components of Revenue Change(i)
	Three Months Ended March 31,		As Reported	Currency	Constant Currency	Acquisitions/	Organic
	2020	2019	% Change	Impact	Change	Divestitures	Change

Human Capital & Benefits	$850	$829	3%	(1)%	4%	0%	4%
Corporate Risk & Broking	739	728	2%	(2)%	4%	0%	4%
Investment, Risk & Reinsurance	615	589	4%	(1)%	6%	1%	5%
Benefits Delivery & Administration	231	135	71%	0%	71%	71%	1%
Segment Revenue	2,435	2,281	7%	(2)%	8%	4%	4%
Reimbursable expenses and other	31	31
Revenue	$2,466	$2,312	7%	(2)%	8%	4%	4%

(i) Components of revenue change may not add due to rounding

SEGMENT OPERATING INCOME/(LOSS) (i)

	Three Months Ended March 31,
	2020	2019

Human Capital & Benefits	$213	$204
Corporate Risk & Broking	127	127
Investment, Risk & Reinsurance	277	252
Benefits Delivery & Administration	(11)	(21)
Segment Operating Income	$606	$562

(i) Segment operating income/(loss) excludes certain costs, including amortization of intangibles, restructuring costs, integration expenses, certain litigation provisions, and to the extent that the actual expense based upon which allocations are made differs from the forecast/budget amount, a reconciling item will be created between internally allocated expenses and the actual expenses reported for U.S. GAAP purposes.

SEGMENT OPERATING MARGINS

	Three Months Ended March 31,
	2020	2019
Human Capital & Benefits	25.0%	24.7%
Corporate Risk & Broking	17.2%	17.4%
Investment, Risk & Reinsurance	45.1%	42.7%
Benefits Delivery & Administration	-4.7%	-15.3%

RECONCILIATION OF SEGMENT OPERATING INCOME TO INCOME FROM OPERATIONS BEFORE INCOME TAXES

	Three Months Ended March 31,
	2020	2019

Segment Operating Income	$606	$562
Amortization	(121)	(127)
Transaction and integration expenses(i)	(9)	(6)
Unallocated, net(ii)	(116)	(70)
Income from Operations	360	359
Interest expense	(61)	(54)
Other income, net	92	55
Income from operations before income taxes	$391	$360

___________
(i)  Includes transaction costs related to the proposed Aon combination and TRANZACT acquisition in 2019.
(ii) Includes certain costs, primarily related to corporate functions which are not directly related to the segments, and certain differences between budgeted expenses determined at the beginning of the year and actual expenses that we report for U.S. GAAP purposes.

WILLIS TOWERS WATSON
Reconciliations of Non-GAAP Measures
(In millions of U.S. dollars, except per share data)
(Unaudited)

RECONCILIATION OF NET INCOME ATTRIBUTABLE TO WILLIS TOWERS WATSON TO ADJUSTED DILUTED EARNINGS PER SHARE

	Three Months Ended March 31,
	2020	2019

Net Income attributable to Willis Towers Watson	$305	$287
Adjusted for certain items:
Abandonment of long-lived asset	35	—
Amortization	121	127
Transaction and integration expenses	9	6
Tax effect on certain items listed above(i)	(35)	(32)
Adjusted Net Income	$435	$388

Weighted-average shares of common stock, diluted	130	130

Diluted Earnings Per Share	$2.34	$2.20
Adjusted for certain items:(ii)
Abandonment of long-lived asset	0.27	—
Amortization	0.93	0.97
Transaction and integration expenses	0.07	0.05
Tax effect on certain items listed above(i)	(0.27)	(0.25)
Adjusted Diluted Earnings Per Share	$3.34	$2.98

(i) The tax effect was calculated using an effective tax rate for each item.
(ii) Per share values and totals may differ due to rounding.

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

	Three Months Ended March 31,
	2020		2019

Net Income	$313	12.7%	$293	12.7%
Provision for income taxes	78		67
Interest expense	61		54
Depreciation(i)	98		54
Amortization	121		127
Transaction and integration expenses	9		6
Adjusted EBITDA and Adjusted EBITDA Margin	$680	27.6%	$601	26.0%

(i) Includes abandonment of long-lived asset of $35 million for the three months ended March 31, 2020.

RECONCILIATION OF INCOME FROM OPERATIONS TO ADJUSTED OPERATING INCOME

	Three Months Ended March 31,
	2020		2019

Income from operations	$360	14.6%	$359	15.5%
Adjusted for certain items:
Abandonment of long-lived asset	35		—
Amortization	121		127
Transaction and integration expenses	9		6
Adjusted operating income	$525	21.3%	$492	21.3%

RECONCILIATION OF GAAP INCOME TAXES/TAX RATE TO ADJUSTED INCOME TAXES/TAX RATE

	Three Months Ended March 31,
	2020	2019
Income from operations before income taxes	$391	$360

Adjusted for certain items:
Abandonment of long-lived asset	35	—
Amortization	121	127
Transaction and integration expenses	9	6
Adjusted income before taxes	$556	$493

Provision for income taxes	$78	$67
Tax effect on certain items listed above(i)	35	32
Adjusted income taxes	$113	$99

U.S. GAAP tax rate	20.0%	18.8%
Adjusted income tax rate	20.4%	20.1%

(i) The tax effect was calculated using an effective tax rate for each item.

RECONCILIATION OF CASH FLOWS FROM/(USED IN) OPERATING ACTIVITIES TO FREE CASH FLOW

	Three Months Ended March 31,
	2020	2019
Cash flows from/(used in) operating activities	$23	$(47)
Less: Additions to fixed assets and software for internal use	(66)	(57)
Free Cash Flow	$(43)	$(104)

WILLIS TOWERS WATSON
Condensed Consolidated Statements of Income
(In millions of U.S. dollars, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2020	2019
Revenue	$2,466	$2,312

Costs of providing services
Salaries and benefits	1,394	1,348
Other operating expenses	484	418
Depreciation	98	54
Amortization	121	127
Transaction and integration expenses	9	6
Total costs of providing services	2,106	1,953

Income from operations	360	359

Interest expense	(61)	(54)
Other income, net	92	55

INCOME FROM OPERATIONS BEFORE INCOME TAXES	391	360

Provision for income taxes	(78)	(67)

NET INCOME	313	293

Income attributable to non-controlling interests	(8)	(6)

NET INCOME ATTRIBUTABLE TO WILLIS TOWERS WATSON	$305	$287

Earnings per share
Basic earnings per share	$2.36	$2.21
Diluted earnings per share	$2.34	$2.20

Weighted-average shares of common stock, basic	130	130
Weighted-average shares of common stock, diluted	130	130

WILLIS TOWERS WATSON
Condensed Consolidated Balance Sheets
(In millions of U.S. dollars, except share data)
(Unaudited)

	March 31,	December 31,
	2020	2019
ASSETS
Cash and cash equivalents	$898	$887
Fiduciary assets	15,589	13,004
Accounts receivable, net	2,594	2,621
Prepaid and other current assets	469	525
Total current assets	19,550	17,037
Fixed assets, net	974	1,046
Goodwill	11,162	11,194
Other intangible assets, net	3,360	3,478
Right-of-use assets	906	968
Pension benefits assets	915	868
Other non-current assets	860	835
Total non-current assets	18,177	18,389
TOTAL ASSETS	$37,727	$35,426
LIABILITIES AND EQUITY
Fiduciary liabilities	$15,589	$13,004
Deferred revenue and accrued expenses	1,329	1,784
Current debt	697	316
Current lease liabilities	151	164
Other current liabilities	858	802
Total current liabilities	18,624	16,070
Long-term debt	5,177	5,301
Liability for pension benefits	1,261	1,324
Deferred tax liabilities	501	526
Provision for liabilities	541	537
Long-term lease liabilities	914	964
Other non-current liabilities	320	335
Total non-current liabilities	8,714	8,987
TOTAL LIABILITIES	27,338	25,057
COMMITMENTS AND CONTINGENCIES
EQUITY(i)
Additional paid-in capital	10,703	10,687
Retained earnings	2,009	1,792
Accumulated other comprehensive loss, net of tax	(2,446)	(2,227)
Treasury shares, at cost, 17,519 shares in 2019 and 2018, and 40,000 shares, €1 nominal value, in 2019 and 2018	(3)	(3)
Total Willis Towers Watson shareholders' equity	10,263	10,249
Non-controlling interests	126	120
Total Equity	10,389	10,369
TOTAL LIABILITIES AND EQUITY	$37,727	$35,426

___________
(i)  Equity includes (a) Ordinary shares $0.000304635 nominal value; Authorized 1,510,003,775; Issued 128,726,263 (2020) and 128,689,930 (2019); Outstanding 128,726,263 (2020) and 128,689,930 (2019); (b) Ordinary shares, €1 nominal value; Authorized and Issued 40,000 shares in 2020 and 2019; and (c) Preference shares, $0.000115 nominal value; Authorized 1,000,000,000 and Issued none in 2020 and 2019.

WILLIS TOWERS WATSON
Condensed Consolidated Statements of Cash Flows
(In millions of U.S. dollars)
(Unaudited)

	Three Months Ended March 31,
	2020	2019
CASH FLOWS FROM/(USED IN) OPERATING ACTIVITIES
NET INCOME	$313	$293
Adjustments to reconcile net income to total net cash from operating activities:
Depreciation	98	54
Amortization	121	127
Non-cash lease expense	34	36
Net periodic benefit of defined benefit pension plans	(46)	(32)
Provision for doubtful receivables from clients	24	8
Benefit from deferred income taxes	(23)	(28)
Share-based compensation	(1)	10
Non-cash foreign exchange (gain)/loss	(12)	8
Other, net	23	4
Changes in operating assets and liabilities, net of effects from purchase of subsidiaries:
Accounts receivable	(46)	(121)
Fiduciary assets	(2,873)	(2,490)
Fiduciary liabilities	2,873	2,490
Other assets	7	(37)
Other liabilities	(482)	(379)
Provisions	13	10
Net cash from/(used in) operating activities	23	(47)

CASH FLOWS USED IN INVESTING ACTIVITIES
Additions to fixed assets and software for internal use	(66)	(57)
Capitalized software costs	(15)	(17)
Acquisitions of operations, net of cash acquired	(66)	(1)
Other, net	(15)	—
Net cash used in investing activities	(162)	(75)

CASH FLOWS FROM FINANCING ACTIVITIES
Net borrowings on revolving credit facility	396	138
Repayments of debt	(128)	(1)
Proceeds from issuance of shares	3	22
Dividends paid	(84)	(77)
Acquisitions of and dividends paid to non-controlling interests	(1)	—
Net cash from financing activities	186	82

INCREASE/(DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	47	(40)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(36)	(1)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF PERIOD (i)	895	1,033
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF PERIOD (i)	$906	$992

___________
(i)  As a result of the acquired TRANZACT collateralized facility, cash, cash equivalents and restricted cash included $8 million of restricted cash at March 31, 2020 and December 31, 2019, which is included within prepaid and other current assets on our condensed consolidated balance sheets. There were no restricted cash amounts held at March 31, 2019 and December 31, 2018.